Exhibit 10(f)

Amendment to Wachovia Corporation Savings Restoration Plan (“SRP”)

Section 2.1(jj) of the SRP is amended effective July 1, 2017 to read in full as follows:

“Plan Administrator” of the Plan is the Director of Human Resources, the Director of Compensation and Benefits, and the Head of Enterprise HR Consulting of the Company, each of whom, acting individually, may take action as the Plan Administrator.